Exhibit 99.1

VSE Reports Financial Results for Second Quarter 2013
Income and Profit Margin Improve for Second Quarter Despite Revenue Challenges

Alexandria, Virginia, July 31, 2013 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three-month and six-month periods ended June 30, 2013.

Financial Results (Unaudited)
(in thousands, except per-share data and percentages)
	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Revenues	$119,062	$135,671	(12.2)%	$238,219	$275,658	(13.6)%
Operating income	$12,701	$12,552	1.2%	$22,643	$25,045	(9.6)%
Operating margin	10.7%	9.3%	Up 140 bp	9.5%	9.1%	Up 40 bp
Income from continuing operations	$6,963	$6,631	5.0%	$12,234	$13,400	(8.7)%
Loss from discontinued operations, net of tax	$(101)	$(336)	--	$(114)	$(437)	--
Net income	$6,862	$6,295	9.0%	$12,120	$12,963	(6.5)%
Income from continuing operations EPS (diluted)	$1.30	$1.24	4.8%	$2.29	$2.52	(9.1)%
Loss from discontinued operations EPS (diluted)	$(0.02)	$(0.06)	--	$(0.02)	$(0.08)	--
Net income EPS	$1.28	$1.18	8.5%	$2.27	$2.44	(7.0)%

"Our second quarter and year to date revenues declined from prior year levels primarily due to the challenging budget environment," said Maurice "Mo" Gauthier, VSE CEO. "However, we have had some success at winning new work, and effectively managed costs to increase our net income, operating income, and earnings per share over second quarter 2012. We plan to continue to balance costs with revenue levels as dictated by market conditions and diversify our service offerings into adjacent markets to enhance both our competitiveness and profitability."
Revenues were $119 million compared to $136 million in the second quarter of 2012. For the first six months, revenues were $238 million in 2013 compared to $276 million in 2012.
Operating income was $12.7 million for the second quarter of 2013 compared to $12.6 million in the second quarter of 2012. For the first six months, operating income was $22.6 million in 2013 compared to $25 million in 2012.
Net income was $6.9 million for the second quarter of 2013, or $1.28 per diluted share, compared to $6.3 million, or $1.18 per diluted share for the second quarter of 2012.  Net income was $12.1 million for the first six months of 2013, or $2.27 per diluted share, compared to $13 million, or $2.44 per diluted share for the first six months of 2012.

Bookings were $248 million for the first six months of 2013 compared to revenue of $238 million. Funded contract backlog at June 30, 2013 was $238 million, compared to $264 million at March 31, 2013 and $265 million at June 30, 2012.

Update on U. S. Army Reserve Program
Our U. S. Army Reserve contract is being re-competed to transition the work from the General Services Administration (GSA) to Army contracts. Our current contract expired July 20, 2013 prior to the award of successor follow-on contracts. Consequently, on July 22, 2013 we suspended operations for this work and placed our workforce of approximately 700 employees for this program on furlough.  This program generated approximately $39 million of our revenue in the first six months of 2013. There is no guarantee that we will regain a substantial part of this U.S. Army Reserve vehicle refurbishment work. We expect the successor contracts to be awarded during the third quarter of 2013.

Second Quarter Operational Highlights
•
VSE subsidiary, Akimeka, LLC, was awarded a task order under the Pacific Joint Information Technology (JITC) Rapid Response Research and Development IDIQ contract.  Akimeka will work closely with the Armed Services Blood Program Office (ASBPO) operational sponsor and service functional stakeholders to research, analyze and recommend an optimal Theater Mobile Blood Management strategy.  The effort includes development of proof-of-concept/prototype mobile capabilities for theater blood banking, donor management, and transfusion services. The task order has a one-year base period, and a one-year option with an expected value of $5.8M.

•
Under a subcontract to PrimeTech International (an 8(a), woman-owned, small disadvantaged business) our Federal Group will provide corrosion abatement services to Marine Corps ground combat vehicles and support equipment in Marine Corps bases and Marine Forces Reserve units throughout the United States. This subcontract has a one-year base period, one-year option with a six-month service extension. This subcontract has an expected value of $4.2M to VSE.

•
Under the N*STAR NAVSEA contract, our International Group will provide Industrial Plant Equipment Procurement services to support the Fast Missile Craft vessels due to arrive in Egypt in 2014.  Services include Logistics and Warehouse support and Program management oversight.  This delivery order has a nine-month period of performance and has an expected value of $2.86M.

•
VSE subsidiary, Wheeler Bros., Inc., will supply an engineered shelving solution to the United States Postal Service to up-fit its Long Life Vehicle (LLV) fleet. WBI will deliver several prototypes for installation in the LLVs for field operation and long-term feasibility testing. The contract award is a first step toward augmenting the cargo bay area of the postal delivery vehicle to efficiently handle increased demand for parcel delivery. This prototype contract has a value of approximately $70K.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

Financial Statements

VSE Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$266	$1,501
Receivables, principally U.S. Government, net	80,772	90,621
Inventories	41,291	41,555
Deferred tax assets	1,386	767
Other current assets	10,211	8,641
Assets held for sale	2,112	2,890
Total current assets	136,038	145,975

Property and equipment, net	60,090	62,468
Intangible assets, net	87,338	92,421
Goodwill	92,052	92,052
Deferred tax assets	1,868	2,099
Other assets	16,393	15,196
Total assets	$393,779	$410,211

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$24,837	$23,274
Accounts payable	26,025	30,063
Accrued expenses and other current liabilities	22,918	26,688
Dividends payable	480	423
Liabilities held for sale	380	551
Total current liabilities	74,640	80,999

Long-term debt, less current portion	93,446	116,377
Deferred compensation	12,083	10,684
Long-term lease obligations, less current portion	26,935	27,435
Earn-out obligation	8,941	9,098
Other liabilities	934	1,283
Total liabilities	216,979	245,876

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,333,077 and 5,293,316 respectively	267	265
Additional paid-in capital	19,139	18,193
Retained earnings	157,827	146,614
Accumulated other comprehensive loss	(433)	(737)
Total stockholders' equity	176,800	164,335
Total liabilities and stockholders' equity	$393,779	$410,211